NovaStar Financial Announces First-Quarter 2006 Results,

Declares $1.40 Per Share Dividend on Common Stock

KANSAS CITY, Mo. – May 4, 2006 – NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage Real Estate Investment Trust, today reported first-quarter 2006 results.

The Board of Directors of NovaStar declared a common stock dividend of $1.40 per share, payable May 26, 2006, to shareholders of record as of May 15, 2006.

In addition, the Board of Directors declared a quarterly dividend of $.55625 per share on its 8.90% Class C Cumulative Redeemable Preferred Stock to holders of record as of June 1, 2006, payable on June 30, 2006.

First-quarter performance highlights:

•

Diluted earnings per share available to common shareholders was $0.69, vs. $1.19 a year earlier. First quarter 2006 net income did not include significant income from gains on sales of mortgage loans ($18.2 million in the first quarter of 2005), as the company did not complete a securitization structured as a sale in 2006.

•	Loans under management were $15.0 billion, up 17 percent from a year earlier.
•	Portfolio net interest income was $49.3 million, a return on assets of 1.40 percent.
•	Annualized return on average common equity was 18.6 percent, vs. 36.5 percent, the decrease in 2006 was largely due to the impact of not completing a securitization structured as a sale in 2006.
•	NovaStar originated $1.8 billion in nonconforming loans, down 6 percent vs. a year earlier.
•	Cost of wholesale production declined 45 basis points, year over year, to 2.28 percent.

“Some encouraging signs are appearing in the nonprime market: better coupons, more attractive whole-loan prices, and lower relative interest costs on the bonds we issue. The portfolio results continue to benefit from better-than-expected credit performance and our risk management strategies continue to perform well in a difficult interest rate environment,” said Scott Hartman, Chief Executive Officer.

First-quarter net income available to common stockholders was $22.4 million, down 33 percent from $33.5 million a year earlier. Diluted earnings per share available to common stockholders were $0.69 on 16 percent more diluted shares outstanding. Portfolio net interest income was $49.3 million, an increase of 14 percent from $43.4 million a year earlier.

Greg Metz, Senior Vice President and Chief Financial Officer, stated: “As we announced earlier this year, the decision to structure two securitizations as financings for both GAAP and tax did have an impact on first quarter financial results. Portfolio net interest income was up, year over year, but net income was negatively affected by 1) the lack of accounting gain associated with an off-balance sheet securitization, which has been the typical securitization structure in the past, and 2) the recording of a $3.4 million loan loss reserve on collateral ear-marked for securitizations to be accounted for as a financing. While we continue to believe the best execution is realized from structuring a securitization as a sale for both GAAP and tax, the current interest rate environment has made it necessary to add additional qualified assets to our REIT balance sheet. These steps are being taken in order to ensure we meet the requirements necessary to maintain our tax advantaged REIT status and passing the benefits on to our shareholders.”

In order to qualify for REIT tax status, NovaStar must meet certain income and asset tests. These tests require a substantial majority of the company’s assets to be comprised of qualified assets, or more directly, real estate related assets and cash or near cash holdings. In addition, a substantial majority of the company’s income must be qualified income, or income derived from its qualified assets. The economic impact to NovaStar, of a given securitization, is similar regardless of whether it is treated as a financing or a sale for GAAP/tax purposes. However, treating the transaction as a financing for both GAAP and tax purposes adds significantly more REIT qualified assets and REIT tax qualified income than if the securitization was treated as a sale. In addition, the change in securitization methodology modifies the timing of income recognition for both GAAP and tax purposes.

Dividend Guidance

Management reaffirmed their expectation that common dividends declared during calendar 2006 will total at least $5.60 per share. The amount and timing of future dividends are determined by the Board of Directors based on REIT tax requirements, the company's financial condition and business trends at the time, so this dividend guidance is subject to change as necessary.

Approximately $124 million in declared dividends have been applied to 2005 taxable income (see table).

Dividend Carry-over Analysis
(In millions)

Estimated 2005 REIT taxable income	$ 279
Less: dividend declarations to date applied to 2005 taxable income	(124)
Estimated 2005 REIT taxable income remaining to be distributed	$ 155

In the first quarter of 2006, estimated taxable income available to common stockholders was $64 million.

Portfolio Management

Loans under management were $15.0 billion at March 31, 2006, up 17 percent from a year earlier. First-quarter annualized average return on assets in the portfolio was 1.40 percent, compared to 1.36 percent in the first quarter of 2005. NovaStar did not execute a major securitization or sale of whole loans in the first quarter. On April 28, 2006, NovaStar securitized $1.4 billion in nonconforming loans, which was accounted for as a financing for both GAAP and tax purposes.

First-quarter earnings in accordance with GAAP included mark to market pretax gains of $5.8 million relating to derivative instruments and impairments of $2.0 million in the valuation of securities. Accounting rules for portfolio-related transactions can introduce volatility in quarterly GAAP earnings as a result of market movements in interest rates, but NovaStar employs hedging to mitigate risk and manage the portfolio in the interest of long-term shareholder value.

Mortgage Banking

Excluding approximately $991 million in MTA bulk purchases, NovaStar originated $1.8 billion in nonconforming loans in the first quarter, down 6 percent from a year earlier. Wholesale production accounted for 76 percent of first-quarter originations. Average cost of wholesale production was 2.28 percent in the quarter, down from 2.73 percent a year earlier.

“Our market remains extremely competitive, but NovaStar benefited from lower costs in the first quarter and also experienced modest improvement in coupons. We remain cautiously optimistic regarding nonprime origination activity in 2006,” said Lance Anderson, Chief Operating Officer.

Excluding payment option ARM products, which typically carry a one-month teaser rate of less than 2%, weighted-average coupon was 8.73 percent in the first quarter, up from 7.63 percent a year earlier. Credit quality of originations was similar to the prior-year quarter, with a weighted-average FICO score of 628 and average loan-to-value ratio of 81.3 percent.

Liquidity and Borrowing Capacity

NovaStar maintained strong liquidity and raised additional capital to fund the growth of its portfolio. As of March 31, 2006, NovaStar had borrowing capacity of $4.3 billion from major lenders. Cash and available liquidity totaled $172 million. In the first quarter, the company issued 426,181 common shares through it’s dividend reinvestment and direct purchase program, for net proceeds of $11.4 million. Subsequent to the closing of the first quarter, NovaStar raised an additional $35 million of capital through the issuance of trust preferred securities.

Focus on Key Metrics

In addition to full reporting under GAAP, NovaStar provides information on key performance metrics related to stockholder value:

(In thousands, except per share data)

	First Quarter
	2006	2005	Change
Earnings (GAAP)
Net Income available to common	$22,365	$33,540	-33%
EPS available to common (diluted)	$0.69	$1.19	-42%
Return on average equity	17.3%	31.8%
Return on average common equity	18.6%	36.5%

REIT Taxable Income & Dividends
Est. REIT taxable income	$63,842	-	-
Est. REIT taxable income per common share	$1.95	-	-
Dividends declared per common share	$1.40	$1.40	-

Lending & Originations
Nonconforming loan production	$1,834,825	$1,947,851	-6%
Cost of wholesale production (A)	2.28%	2.73%

Portfolio Performance
Loans under management	$14,981,503	$12,838,967	17%
Mortgage securities AFS yield	30.4%	27.3%
Mortgage lending net interest yield	2.95%	2.92%

Common Stock Data
High market price per share	$33.80	$56.82
Low market price per share	$25.70	$32.40
Book value per common share (diluted)	$14.30	$13.57	5%
(A)	As required by Regulation G, a reconciliation of cost of production to the most directly comparable GAAP financial measure is set forth in the table attached as Exhibit 1 to this press release.

The NovaStar first-quarter investor conference call is scheduled for 10:00 a.m. Central time (11:00 a.m. Eastern time) on May 5, 2006. The conference call will be webcast live and archived on the Company’s website at www.novastarmortgage.com. To participate in the call, please contact 888-202-2422 approximately 15 minutes before the scheduled start of the call. A copy of the presentation slides will be available on the website by 9:00 a.m. Central time (10:00 a.m. Eastern time). For investors unable to participate in the live event, a replay will be available until May 12, 2006 at 888-203-1112. The confirmation code for the replay is 9343347.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is a specialty finance company that originates, purchases, sells, invests in and services residential nonconforming loans. The company specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, including quarterly portfolio data, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; the impact of losses resulting from natural disasters; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K, for the year ended December 31, 2005. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Media Relations Contact

Richard M. Johnson

913.649.8885

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

Exhibit 1

NovaStar Financial, Inc.

Reconciliation of GAAP General and Administrative Expenses to Total Cost of Wholesale Production

(dollars in thousands, except wholesale production as a percentage)

The following table is a reconciliation of overhead costs included in our cost of wholesale production to general and administrative expenses, presented in accordance with accounting principles generally accepted in the United States of America (GAAP) and the resulting cost of production. We believe this presentation provides useful information regarding our financial performance because it more accurately reflects the direct costs of loan production and allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial statements, and provides useful information regarding our financial performance. Management uses this measure for the same purpose. However, this presentation is not intended to be used as a substitute for financial results prepared in accordance with GAAP.

Cost of Wholesale Production

(dollars in thousands, except total cost of wholesale production as a percentage)

	For the Three Months
	Ended March 31,
	2006	2005
General and administrative expenses	$49,332	$50,612
Mortgage portfolio management general and administrative expenses	(4,326)	(3,174)
Loan servicing general and administrative expenses	(9,601)	(7,872)
Branch operations general and administrative expenses	(4,030)	(5,130)
Mortgage lending general and administrative expenses	31,375	34,436
Direct origination costs classified as a reduction in gain-on-sale	5,606	10,221
Other lending expenses	(9,825)	(10,377)
Wholesale overhead costs	27,156	34,280
Premium paid to broker, net of fees collected	5,434	11,226
Total cost of wholesale production	$32,590	$45,506

Wholesale production, principal (A)	$1,429,718	$1,669,930
Total cost of wholesale production, as a percentage	2.28%	2.73%
(A)

Includes loans originated through NovaStar Home Mortgage, Inc. and purchased by our wholesale division in NovaStar Mortgage, Inc. Only the costs borne by our wholesale division are included in the total cost of wholesale production.

Exhibit 2

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands) (unaudited)

	For the Three Months Ended
	3/31/2006	12/31/2005	3/31/2005
NovaStar Financial Inc. Income Statement Data
Interest income	$78,293	$78,503	$62,055
Interest expense	27,104	22,170	16,607
Fee income	8,900	6,156	10,722
Gains on sales of mortgage assets	764	6,366	18,246
Gains (losses) on derivative instruments	8,591	4,880	14,601
Impairment on mortgage securities available-for-sale	(1,965)	(7,553)	(1,612)
General and administrative expenses	49,332	48,459	50,612
Income from continuing operations before income tax expense (benefit)	19,427	22,703	39,092
Income tax expense (benefit)	(5,043)	(6,772)	1,574
Income from continuing operations	24,470	29,475	37,518
Loss from discontinued operations, net of income tax	(442)	(1,366)	(2,315)
Preferred dividends	(1,663)	(1,664)	(1,663)
Net income available to common shareholders	22,365	26,445	33,540

Basic earnings per share
Income from continuing operations available to common shareholders	$0.70	$0.89	$1.29
Loss from discontinued operations, net of income tax	$(0.01)	$(0.04)	$(0.08)
Net income available to common shareholders	$0.69	$0.85	$1.21
Diluted earnings per share
Income from continuing operations available to common shareholders	$0.70	$0.88	$1.27
Loss from discontinued operations, net of income tax	$(0.01)	$(0.04)	$(0.08)
Net income available to common shareholders	$0.69	$0.84	$1.19
Dividends declared per common share	$1.40	$1.40	$1.40
Dividends declared per preferred share	$0.56	$0.56	$0.56
Book value per diluted share	$14.30	$15.08	$13.57

	As of
	3/31/2006	12/31/2005	3/31/2005
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans – held for sale	$890,704	$1,291,556	$585,021
Mortgage loans – held in portfolio	2,526,966	28,840	54,285
Mortgage securities – available for sale	445,395	505,645	530,578
Mortgage securities – trading	54,280	43,738	-
Total assets	4,263,920	2,235,734	1,568,082
Borrowings	3,563,587	1,619,812	1,001,114
Stockholders’ equity	546,227	564,220	458,622
For the Three Months Ended
	3/31/2006	12/31/2005	3/31/2005
Other Data:
Servicing portfolio	$15,129,446	$14,030,697	$12,860,740
Loans sold for cash - Non-conforming wholesale	$358,991	$420,836	$-
Loans securitized	$378,944	$1,731,570	$2,100,000
Percent of securitized loans covered by mortgage insurance	54%	53%	45%
Weighted average coupon of mortgage loans - held for sale	8.55%	8.11%	7.64%

Exhibit 3

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

	For the Three Months Ended
		As a %		As a %		As a %
	3/31/2006 (A)	of Total	12/31/2005	of Total	3/31/2005	of Total
Non-conforming loan origination volume
Non-conforming
Wholesale	$1,403,650	76%	$1,645,769	75%	$1,471,746	76%
Correspondent/Bulk	182,485	10%	200,393	9%	184,858	9%
Retail	248,690	14%	352,177	16%	291,247	15%
Total non-conforming production volume	$1,834,825	100%	$2,198,339	100%	$1,947,851	100%

# of funding days in the quarter	62		60		62
Average originations per funding day	$29,594		$36,639		$31,417

Retail production volume
Non-conforming
Sold to non-affiliates	$47,440	13%	$139,393	23%	$285,190	35%
Held by NMI	248,690	69%	352,177	59%	291,247	35%
Total non-conforming	296,130	82%	491,570	82%	576,437	70%

Conforming	66,747	18%	109,823	18%	246,840	30%

Total retail production volume	$362,877	100%	$601,393	100%	$823,277	100%
(A) Does not include approximately $991 million in bulk purchased MTA loans during the period.

	For the Three Months Ended 3/31/06 (A)
	Weighted	Weighted	Weighted
	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total

Summary by Credit Grade
660 and above	7.66%	82.2%	701	31%
620 to 659	8.39%	82.1%	640	24%
580 to 619	8.88%	82.0%	599	22%
540 to 579	9.37%	79.9%	560	16%
539 and below	9.72%	76.2%	527	7%

	8.53%	81.3%	628	100%

Summary by Program Type
2-Year Fixed	8.90%	81.4%	608	57%
2-Year Fixed IO	7.90%	80.9%	663	16%
3-Year Fixed	8.54%	78.5%	614	1%
3-Year Fixed IO	7.47%	75.0%	670	1%
5-Year Fixed	7.72%	77.3%	671	0%
5-Year Fixed IO	7.46%	75.9%	664	0%
15-Year Fixed	9.25%	80.7%	646	1%
30-Year Fixed	8.30%	76.3%	635	11%
30-Year Fixed IO	7.89%	80.4%	678	0%
Other Products	9.62%	89.4%	652	10%
MTA	1.86%	75.4%	706	3%

	8.53%	81.3%	628	100%
Weighted Average Coupon Excluding MTA	8.73%
(A) Does not include approximately $991 million in bulk purchased MTA loans during the period.